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                                                                  Exhibit 23.1




                        CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
Myriad Genetics, Inc. and Subsidiaries:


We consent to incorporation by reference in the registration Registration Statements (No's. 33-99204, 333-4700, 333-23255 and 333-40961) on Forms S-8 of
Myriad Genetics, Inc. of our report dated August 14, 1998, relating to the consolidated balance sheets of Myriad Genetics, Inc. and Subsidiaries as of June 30, 1998, and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1998, which report appears in the June 30, 1998, Form 10-K of Myriad Genetics, Inc.



                                           KPMG Peat Marwick LLP


Salt Lake City, Utah
September 21, 1998